Filed Pursuant to Rule 424(b)(3) and Rule 424(c)
Registration Statement No. 333-274657

December 20, 2023

PROSPECTUS SUPPLEMENT NO. 2

Electriq Power Holdings, Inc.

46,888,151 Shares of Class A Common Stock
3,000,000 Warrants
17,920,737 Shares of Class A Common Stock Issuable Upon Election of Series A Preferred Stock Holders
16,333,333 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

This prospectus supplement amends the prospectus dated November 13, 2023, as supplemented on November 15, 2023 (the “Prospectus”) of Electriq Power Holdings, Inc., a Delaware corporation (the “Company”), that relates to shares of the Company’s common stock, warrants, common stock issuable upon election of Series A Preferred Stock Holders and common stock issuable upon exercise of warrants, as more fully described in the Prospectus.

This prospectus supplement is being filed to include the information set forth in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on December 19, 2023 which is set forth below. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.

The shares of common stock of the Company are listed on the New York Stock Exchange (the “NYSE”) under the ticker symbol “ELIQ.” The closing sale price on the NYSE for the shares of common stock on December 19, 2023 was $0.36 per share.

Investing in the Company’s common stock involves risks. See “Risk Factors” beginning on page 8 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the SEC nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 2 is December 20, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 14, 2023

Electriq Power Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39948	85-3310839
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

625 N. Flagler Drive,	Suite 1003	33401
West Palm Beach,	Florida
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (833) 462-2883
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	ELIQ	New York Stock Exchange
Warrants, each exercisable for one share of Class A common stock at an exercise price of $6.57 per share	ELIQ.WS	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of
1934 (§240.12b-2 of this chapter).	Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.
In accordance with the previously announced binding term sheet between Electriq Power Holdings, Inc. (the “Company”) and Meteora Capital LLC and its affiliates (“Meteora”), the Company and Meteora entered into a Termination and Security Agreement (the “Agreement”) on December 14, 2023 (the “Agreement Date”), pursuant to which (i) Meteora will continue to hold the 3,734,062 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”) it acquired pursuant to the Forward Purchase Agreement dated July 23, 2023 (the “Forward Purchase Agreement”) and the FPA Funding Amount PIPE Subscription Agreement dated July 23, 2023, free and clear of all obligations or restrictions, (ii) the Prepayment Shortfall, as defined in the Forward Purchase Agreement, is deemed repaid in full and (iii) the Forward Purchase Agreement is terminated except with respect to the sections entitled “Other Provisions — (i) Securities Contract; Swap Agreement” and “Other Provisions — (d) Indemnification,” which will remain in full force and effect.
In addition, pursuant to the Agreement, if the Company raises a minimum of $7,000,000 of total capital in the future, Meteora will make a $500,000 PIPE investment in the Company on terms pari-passu with other similar investors.
Pursuant to the Agreement, the Company issued to Meteora a warrant (the “Warrant”) to purchase 3,500,000 shares of Common Stock at a price per share of $0.001. The Warrant may be exercised for a period of five years commencing on the Agreement Date. Meteora is restricted to exercising the Warrant for a number of shares of Common Stock equal to a fixed value of $3,500,000 (the “Exercise Maximum”).
The description of the Agreement and the Warrant do not purport to be complete and are qualified in their entirety by reference to the Agreement and the Warrant, attached hereto as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated by reference herein. If any Warrants remain unexercised after the Exercise Maximum is reached, the balance of Warrants shall be terminated.

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On December 8, 2023, the Company received information related to an interpretation of the staff of the U.S. Securities and Exchange Commission that the Company understands is applicable to SPAC-related companies that have entered into “forward purchase agreements,” “pre-paid forward transactions,” and/or “backstop agreements” (collectively, “Purchase Agreements”). The interpretation relates to the accounting and reporting for certain Purchase Agreements for which the repurchase price has been partially prepaid; in particular, that the prepayment amount may not be reported as an asset.
On December 15, 2023, the Audit Committee of the Board of Directors of the Company (the “Audit Committee”), after considering the recommendations of management, concluded that the Company’s previously issued consolidated financial statements as of and for the quarter ended September 30, 2023 (the “Financial Statements”), included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, should no longer be relied upon. Similarly, any other previously filed or furnished reports, related earnings releases, guidance, investor presentations, or similar communications of the Company describing the Financial Statements should no longer be relied upon.
The determination relates to the Company’s interpretation of the aforementioned accounting guidance applicable to the Forward Purchase Agreement, which was generally consistent with the accounting application of some other SPACs that had entered into similar arrangements. The Company determined that: (i) the amount prepaid to Meteora under the Forward Purchase Agreement previously recorded as net current assets should be restated by reclassifying the prepayment amount to equity, and (ii) the recording of a liability, which represents the value of the derivative liability as of September 30, 2023 associated with the Forward Purchase Agreement including the in-substance written put option, the maturity consideration and the share consideration, and should be reflected as a current liability in the Company’s condensed consolidated balance sheet as of September 30, 2023. The net difference was previously recorded as a forward purchase contract asset within total current assets in the Company’s condensed consolidated balance sheet and will be reversed as part of the restatement to be recognized as of September 30, 2023.
The Company’s management and the Audit Committee have discussed the matters described herein with RSM US LLP, the Company’s independent registered public accounting firm.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

No.	Exhibit

10.1	Termination and Security Agreement, dated December 14, 2023.
10.2	Form of Common Stock Purchase Warrant, dated December 14, 2023.
104	Cover Page Interactive Data File (the cover page tags are embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELECTRIQ POWER HOLDINGS, INC.

Date: December 19, 2023	By:	/s/ Petrina Thomson
	Name:	Petrina Thomson
	Title:	Chief Financial Officer